Exhibit 5.1

October 25, 2007

Reliant Technologies, Inc.

464 Ellis Street

Mountain View, CA 94043

Ladies and Gentlemen:

Dear Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Reliant Technologies, Inc., a Delaware corporation, (the “Company”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to be filed with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, covering the underwritten public offering of up to 5,405,000 shares of common stock, including 705,000 shares of common stock for which the underwriters have been granted an over-allotment option (the “Shares”).  All of the Shares are to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each of which shall be in effect upon the closing of the offering contemplated by the Registration Statement and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law and we have undertaken no independent verification with respect thereto. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters.  Our opinion is expressed only with respect to the general corporation laws of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD KRONISH LLP

/s/ Eric C. Jensen
Eric C. Jensen